Exhibit 99.1

Contact: Keishi High

Investor Relations Officer

817-367-4640

Keishi.High@OmniAmerican.com

FOR IMMEDIATE RELEASE

OMNIAMERICAN BANCORP, INC. ANNOUNCES COMPLETION OF ITS INITIAL
STOCK REPURCHASE PROGRAM AND AUTHORIZATION OF A SECOND STOCK
REPURCHASE PROGRAM

Fort Worth, Texas – September 2, 2011 – OmniAmerican Bancorp, Inc., the parent of OmniAmerican Bank, today announced that its Board of Directors approved a share repurchase program authorizing up to 565,369 shares of its common stock to be purchased in either open-market or private transactions. This represents five percent of the Company’s outstanding shares.  The timing of these purchases will depend on price, market and business conditions and other factors. The stock repurchase program is not subject to an expiration date. A portion of the shares repurchased may be used in the future to fund stock-based benefit plans.

In addition, the Company stated that it has completed its previous five percent (595,125 share) stock repurchase program at an average cost of $14.61 per share.

About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp is traded under the NASDAQ Global Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services plus business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.33 billion in assets at June 30, 2011 and is proud to provide the highest level of personal service. Electronic banking and additional information are available at www.OmniAmerican.com

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